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                                                                   Exhibit 10(d)

                    FORM OF CONTINGENT EMPLOYMENT AGREEMENT
                    ---------------------------------------

        This CONTINGENT EMPLOYMENT AGREEMENT ("Agreement"), dated as of _____________ (the "Effective Date"), by and between Cleveland-Cliffs Inc, an Ohio corporation ("Cleveland-Cliffs"), and _______________ who is presently ________________ of Cleveland-Cliffs (the "Executive");

                                  WITNESSETH:
                                  -----------

        WHEREAS, the Executive is a senior executive of Cleveland-Cliffs and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of Cleveland-Cliffs;

        WHEREAS, Cleveland-Cliffs recognizes that, as is the case for most publicly held companies, the possibility of a Change of Control (as that term is hereafter defined) exists;

        WHEREAS, Cleveland-Cliffs desires to assure itself of both present and future continuity of management in the event of a Change of Control and desires to establish certain minimum compensation rights of its senior executives, including the Executive, applicable in the event of a Change of Control;

        WHEREAS, Cleveland-Cliffs wishes to ensure that its senior executives are not practically disabled from discharging their duties upon a Change of Control; and

        WHEREAS, this Agreement is not intended to alter materially the compensation and benefits which the Executive could reasonably expect to receive from Cleveland-Cliffs absent a Change of Control and, accordingly, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a Change of Control;

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration including the Release provided for in Section 12 hereof, the receipt of which is hereby acknowledged, Cleveland-Cliffs and the Executive agree as follows:

        OPERATION OF AGREEMENT; CERTAIN DEFINITIONS: This Agreement shall be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not become operative unless and until there shall have occurred a Change of Control. For purposes of this Agreement, a "Change of Control" shall have occurred if at any time during the Term (as that term is hereafter defined) any of the following events shall occur:


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                (1) Cleveland-Cliffs shall merge into itself, or be merged or consolidated with, another corporation and as a result of such merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of Cleveland-Cliffs as the same shall have existed immediately prior to such merger or consolidation;

                (2) Cleveland-Cliffs shall sell or transfer to one or more persons, corporations or entities, in a single transaction or a series of related transactions, more than one-half of the assets accounted for on the Statement of Consolidated Financial Position of Cleveland-Cliffs as "properties" or "investments in associated companies" (or such replacements for these accounts as may be adopted from time to time) unless by an affirmative vote of two-thirds of the members of the Board of Directors of Cleveland-Cliffs, the transaction or transactions are exempted from the operation of this provision based on a good faith finding that the transaction or transactions are not within the intended scope of this definition for purposes of this instrument;

                (3) A person, within the meaning of Section 3(a)(9) or of
    Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, shall become the beneficial owner (as defined in Rule 13d-3 of the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934) of 30% or more of the outstanding voting securities of Cleveland-Cliffs (whether directly or indirectly); or

                (4) During any period of three consecutive years, including, without limitation, the year 1991, individuals who at the beginning of any such period constitute the Board of Directors of Cleveland-Cliffs cease, for any reason, to constitute at least a majority thereof, unless the election, or the nomination for election by the shareholders of Cleveland-Cliffs, of each Director first elected during any such period was approved by a vote of at least one-third of the Directors of Cleveland-Cliffs who are Directors of Cleveland-Cliffs on the date of the beginning of any such period.

        Upon the occurrence of a Change of Control at any time during the Term, this Agreement shall become immediately operative.

        The period during which this Agreement shall be in effect (the "Term") shall commence as of the Effective Date hereof and shall expire as of the later of (1) the close of business on the third anniversary of the Effective Date and
(2) the expiration of the Period of Employment (as that term is hereafter defined); provided, however, that (i) this Agreement may be continued in full force and effect for an additional



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period or periods of one (1) year if Cleveland-Cliffs and the Executive mutually agree to such extension or extensions, (ii) this Agreement shall automatically renew for an additional period or periods of one (1) year if the end of the Term occurs during the period of any discussions with any party that might ultimately result in the occurrence of a Change of Control, and (iii) subject to Section 14 hereof, if, prior to a Change of Control, the Executive ceases for any reason to be an officer of Cleveland-Cliffs, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect.

        The term "Industry Service" shall mean professionally related service, prior to his employment by Cleveland-Cliffs or its subsidiaries and affiliates, by the Executive as an employee within the iron and steel industry or an industry to which such Executive's position with Cleveland-Cliffs relates. The Executive shall be given credit for one year of Industry Service for every two years of service with Cleveland-Cliffs, as designated in writing by, or in minutes of the actions of, the Compensation Committee of the Board of Directors of Cleveland-Cliffs, and such years of credited Industry Service shall be defined as "Credited Years of Industry Service".

        EMPLOYMENT; PERIOD OF EMPLOYMENT: Subject to the terms and conditions of this Agreement, upon the occurrence of a Change of Control, Cleveland-Cliffs shall continue the Executive in its employ and the Executive shall remain in the employ of Cleveland-Cliffs for the period set forth in Section 2(b) hereof (the "Period of Employment"), in the position and with substantially the same duties and responsibilities that he had immediately prior to the Change of Control, or to which Cleveland-Cliffs and the Executive may hereafter mutually agree in writing. Throughout the Period of Employment, the Executive shall devote substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of Cleveland-Cliffs as in effect for senior executives immediately prior to the Change of Control) to the business and affairs of Cleveland-Cliffs, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (1) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as described in Section 11 hereof), (2) engaging in charitable and community activities, or (3) managing his personal investments. The business, assets, and properties of Cleveland-Cliffs, as well as the support services and facilities available to the Executive, shall not differ materially from those of Cleveland-Cliffs immediately prior to the date of the Change of Control.


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        The Period of Employment shall commence on the date of the occurrence of a Change of Control and, subject only to the provisions of Section 4 hereof, shall continue until the earlier of (1) the expiration of the third anniversary of the occurrence of the Change of Control, (2) the Executive's death, or (3) the Executive's attainment of age 65.

        COMPENSATION DURING PERIOD OF EMPLOYMENT:   During the Period of
Employment the Executive shall receive and be entitled to the following:

        an annual base salary at a rate not less than the Executive's annual fixed or base compensation (payable monthly or otherwise as in effect for senior executives of Cleveland-Cliffs immediately prior to the occurrence of a Change of Control) or such higher rate as may be determined from time to time by the Board of Directors of Cleveland-Cliffs (the "Board") or the Organization and Compensation Committee thereof (the "Committee") (which base salary at such rate is herein referred to as "Base Pay"), reduced by any disability benefits which the Executive receives under any Cleveland-Cliffs disability program;

        participation, consistent with past practices, in incentive compensation plans and arrangements of Cleveland-Cliffs in effect as of the date of the Change of Control, as the same may subsequently be modified, supplemented or replaced, including, without limitation, the Incentive Bonus Plan, the 1987 Incentive Equity Plan and the 1992 Incentive Equity Plan, without material reduction in the reward opportunities available to the Executive, and without reduction in the target bonus percentage applicable to the Executive immediately prior to the occurrence of a Change of Control (with annual amounts awarded pursuant to such plans and arrangements collectively referred to as "Incentive Pay");

        participation in the Cleveland-Cliffs Inc Supplemental Retirement Benefit Plan (As Amended and Restated as of January 1, 1991) ("Supplemental Retirement Plan" or "SRP"), as the same hereafter may be amended prior to a Change of Control, and modified as provided in Section 6 hereof; and

        participation, consistent with past practices, in all other employee benefit plans and practices of Cleveland-Cliffs in effect as of the date of the Change of Control (including, without limitation, medical, dental, hospitalization, health and welfare plans, life, long-term disability and accident insurance programs, employee savings and investment plans, stock ownership plans, retirement plans and supplemental arrangements, and the Investment Credit Employee Stock Ownership Plan), as the same may be modified, supplemented or replaced without material reduction in total value of the benefits to Executive (collectively, "Employee Benefits").

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           TERMINATION FOLLOWING A CHANGE IN CONTROL: The Executive's employment may be terminated at will by Cleveland-Cliffs during the Period of Employment; provided, however, the death of the Executive shall not be deemed to be a termination of employment by Cleveland-Cliffs. In the event of such a termination by Cleveland-Cliffs the Executive shall not be entitled to the benefits provided by Section 5 hereof only if such termination is for "Cause", which for purposes of this Agreement shall mean that, prior to any termination pursuant to Section 4(b) hereof, the Executive shall have committed any act that is materially inimical to the best interests of Cleveland-Cliffs and that constitutes common law fraud, a felony, or other gross malfeasance of duty. The Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive committed an act set forth in this Section 4(a)(2) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

           During the Period of Employment the Executive shall be entitled to the benefits as provided in Section 5 hereof upon the occurrence of one or more of the following events:

           Any termination by Cleveland-Cliffs of the employment of the Executive prior to the date upon which the Executive shall have attained age 65, which termination shall be for any reason other than for Cause;

           The Executive's "Disability", which shall be deemed to have occurred six (6) months after the Executive shall have become totally and permanently disabled by bodily or mental injury or disease so as to be prevented thereby from engaging in any executive employment or occupation for remuneration or profit, as determined and certified to Cleveland-Cliffs and the Executive by The Cleveland Clinic (or if it is unwilling or unable to act, by one or more physicians designated for such purpose by the Cleveland Academy of Medicine or its successor organization); or

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         Termination by the Executive of his employment with Cleveland-Cliffs upon the occurrence of any of the following events:

              The failure to elect, reelect or otherwise maintain the Executive in the office or position in Cleveland-Cliffs which the Executive held immediately prior to a Change of Control, or the removal of, or failure to reelect, the Executive as a Director of Cleveland-Cliffs, if the Executive shall have been a Director of Cleveland-Cliffs immediately prior to the Change of Control;

              A reduction in the Executive's Base Pay received from Cleveland-Cliffs, or a reduction in the Executive's opportunities for Incentive Pay (including, but not limited to, a reduction in target bonus percentage) provided by Cleveland-Cliffs, or a reduction or termination of any benefits described in Section 3 hereof to which the Executive was entitled immediately prior to the Change of Control, any of which is not remedied within 10 calendar days after receipt by Cleveland-Cliffs of written notice from the Executive of such change, reduction or termination, as the case may be;

              A determination by the Executive made in good faith that as a result of a Change of Control and a change in circumstances thereafter significantly affecting his position, including without limitation a change in the scope of the business or other activities for which he was responsible immediately prior to the Change of Control, he has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change of Control, which situation is not remedied within 10 calendar days after written notice to Cleveland-Cliffs from the Executive of such determination;

              The liquidation, dissolution, merger, consolidation or reorganization of Cleveland-Cliffs or the transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of Cleveland-Cliffs under this Agreement pursuant to Section 16 hereof;


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              The relocation of Cleveland-Cliffs' principal executive offices, or a requirement that the Executive change his principal location of work to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control, or a requirement that the Executive travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change of Control without, in any case described above, the prior written consent of the Executive; or

              Without limiting the generality or effect of the foregoing, any material breach of this Agreement by Cleveland-Cliffs or any successor thereto.

        A termination by Cleveland-Cliffs pursuant to Section 4(a) hereof or by the Executive pursuant to Section 4(b) hereof shall not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of Cleveland-Cliffs, which rights shall be governed by the terms thereof, subject, however, to the modifications in Section 6 hereof. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payments under Sections 3 or 5 hereof, the Executive shall have no further obligation or liability to Cleveland-Cliffs hereunder with respect to his prior or any future employment by Cleveland-Cliffs.

        SEVERANCE COMPENSATION: If Cleveland-Cliffs shall terminate the Executive's employment during the Period of Employment, other than pursuant to
Section 4(a) hereof, or if the Executive shall terminate his employment pursuant to Section 4(b) hereof, then in lieu of any further payments to the Executive for periods subsequent to the date of the Executive's termination of employment (the "Termination Date"), the date of which shall be the date of termination or such other date that may be specified by the Executive if the termination is pursuant to Section 4(b) hereof, Cleveland-Cliffs shall provide Severance Compensation to the Executive as described below:

           Severance Pay. Within five business days after the Termination
Date:

              Cleveland-Cliffs shall pay to the Executive a lump sum payment (the "Severance Payment") in an amount equal to the present value (using a discount rate prescribed for purposes of valuation computations

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       under Section 280G of the Internal Revenue Code of 1986, as amended (the
       "Code") or any successor provision thereto, or if no such rate is so prescribed, a rate equal to the then applicable interest rate prescribed by the Pension Benefit Guaranty Corporation for benefit valuations in connection with non-multiemployer pension plan terminations assuming the immediate commencement of benefit payments (the "Discount Rate")) of the amount of Base Pay that would have been paid to the
              Executive pursuant to Section 3(a) for the duration of the Period of Employment if the termination had not taken place (at the rate in effect immediately prior to the Change of Control or prior to the Termination Date, whichever is higher) and, if the Termination is on account of the Executive's Disability, reduced by the amount of disability benefits that would have been paid to the Executive for the duration of the Period of Employment if the termination had not taken place; plus the amount of Average Incentive Pay (as that term is
              hereinafter defined) that would have been paid to the Executive pursuant to Section 3(b) for the duration of the Period of Employment if the termination had not taken place.

              For purposes of this Agreement, Average Incentive Pay for any 12 month period shall mean an amount which is the greater of (A) the average amount of Incentive Pay (as defined in Section 3(b) hereof) awarded to the Executive for the three calendar years immediately prior to the Termination Date, or (B) the amount of the most recent award of Incentive Pay.

                  Cleveland-Cliffs shall pay to the Executive a lump sum payment (the "SRP Payment") in an amount equal to the sum of the future pension benefits (converted to a lump sum of actuarial equivalence) which the Executive would have been entitled to receive at or after the end of the Period of Employment under the SRP, as the same may be further amended prior to a Change of Control and as modified by Section 6 hereof (assuming Base Salary at the rate in effect immediately prior to the occurrence of Change of Control and Incentive Pay equivalent to the amount of Average Incentive Pay), if the Executive had remained in the full-time employment of Cleveland-Cliffs until the end of the Period of Employment.

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         The calculation of the SRP Payment and its actuarial equivalence shall be made as of the date the Executive is terminated. The lump sum of actuarial equivalence shall be calculated as of the end of the Period of Employment using the assumptions and factors used in the SRP, and such sums shall be discounted to the date of payment using the Discount Rate.

         Payment of the SRP Payment by Cleveland-Cliffs shall be deemed to be a satisfaction of all obligations of Cleveland-Cliffs to the Executive under the SRP.

           Employee Benefits. For the remainder of the Period of Employment, Cleveland-Cliffs shall arrange to provide the Executive with Employee Benefits substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date as described in Section 3(d) (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of Cleveland-Cliffs solely due to the fact that the Executive is no longer an officer or employee of Cleveland-Cliffs, then Cleveland-Cliffs shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, such Employee Benefits). Without otherwise limiting the purposes or effect of this Section 5(b) hereof, Employee Benefits payable to the Executive pursuant to this Section 5(b) by reason of any "welfare benefit plan" of Cleveland-Cliffs (as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the period beginning upon the occurrence of the Termination Date and ending upon the third anniversary of the occurrence of the Change of Control.

           Stock Options and Restricted Stock. Upon the Termination Date, all Stock Options granted to the Executive pursuant to the 1979 Restricted Stock Plan, the 1987 Incentive Equity Plan, the 1992 Incentive Equity Plan, or any successor plan or similar plan, shall be vested, and the restrictions on any restricted stock awarded to the Executive under the 1979 Restricted Stock Plan, the 1987 Incentive Equity Plan, the 1992 Incentive Equity Plan, or any successor plan or similar plan, shall be released.

           Method of Payment. Upon written notice given by the Executive to Cleveland-Cliffs prior to the occurrence of a Change of Control, the Executive, at his sole option, without adjustment to reflect the present value of such amounts as aforesaid, may elect to have all or any of the Severance Payment described in Section 5(a) hereof paid to him on a quarterly or monthly basis during the time remaining until the expiration of the third anniversary of the Change of Control.

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           Outplacement Counseling. Cleveland-Cliffs shall reimburse the
Executive for reasonable expenses incurred for outplacement counseling (1) which are pre-approved by the Chief Human Resources Officer of Cleveland-Cliffs, (2) which do not exceed 15% of the Executive's annual Base Pay, and (3) which are incurred by the Executive within six months following the Termination Date.

           Set-off and Counterclaim. There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement.

           Interest. Without limiting the rights of the Executive at law or in equity, if Cleveland-Cliffs fails to make any payment required to be made hereunder on a timely basis, Cleveland-Cliffs shall pay interest on the amount thereof at an annualized rate of interest equal to the then-applicable Discount Rate.

           Calculation. The calculation of all payments of compensation and other benefits to be provided to Executive under this Agreement shall be made by Hewitt Associates ("Hewitt"), or such other actuarial firm selected by Cleveland-Cliffs' independent accountants and satisfactory to Executive. Cleveland-Cliffs shall provide to such actuarial firm all information requested by such actuarial firm as necessary for or helpful to it to make the calculations hereunder.

        SUPPLEMENTAL RETIREMENT PLAN. Cleveland-Cliffs hereby waives the discretionary right, at any time subsequent to the date of a Change of Control, to amend or terminate the SRP as to Executive as provided in paragraph 8 thereof or to terminate the rights of Executive or his beneficiary under the SRP in the event Executive engages in a competitive business as provided in any plan or arrangement between Cleveland-Cliffs and the Executive or applicable to the Executive, including but not limited to, the provisions of paragraph 4 of the SRP, or any similar provisions of any such plan or arrangement or other plan or arrangement supplementing or superseding the same. This Section 6 shall constitute a "Supplemental Agreement" as defined in Paragraph l.K of the SRP. If Cleveland-Cliffs shall terminate the Executive's employment during the Period of Employment, other than pursuant to Section 4(a) hereof, or if the Executive shall terminate his employment pursuant to Section 4(b) hereof, or if, following the end of the Period of Employment, the Executive's employment is terminated for any reason, for the purposes of computing the Executive's period of continuous service and of calculating and paying his benefit under the SRP:

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                      The Executive shall be credited with years of continuous
           service at the time of his termination of employment with Cleveland-Cliffs (by death or otherwise) equal to the greater of (1) the number of his actual years of continuous service or (2) the number of years of continuous service he would have had if he had continued his employment with Cleveland-Cliffs until the expiration of the third anniversary of the Change of Control, and had he attained the greater of (3) his actual chronological age or (4) his chronological age at the expiration of the third anniversary of the Change of Control. In addition, the Executive shall be eligible for a 30-year pension benefit based upon his years of continuous service as computed under the preceding sentence. The Executive shall be eligible to commence the 30-year pension benefit upon the earlier of
           (5) the date upon which the Executive would have otherwise reached 30 years of continuous service with Cleveland-Cliffs but for his termination of employment after the Change of Control, or (6) the date upon which the sum of the Executive's years of continuous service (as computed in the first sentence of this subparagraph (a)) and the Executive's Credited Years of Industry Service (as defined in
           Section 1(d) hereof) is equal to 30 years; and

                      The Executive shall be a "Participant" in the SRP, notwithstanding any limitations therein.

A copy of the SRP is attached to this Agreement as Exhibit A. The SRP is incorporated in all respects herein; provided, however, that the terms of this Agreement shall take precedence to the extent they are contrary to provisions contained in the SRP.

           WELFARE BENEFIT CONTINUATION FOLLOWING TERMINATION AFTER PERIOD OF EMPLOYMENT. Following the end of the Period of Employment, and upon Executive's termination of employment with Cleveland-Cliffs, Cleveland-Cliffs shall:

               Provide medical, hospital, surgical and prescription drug coverage, equivalent to that presently furnished to officers who retire after January 1, 1990 by Cleveland-Cliffs, to the Executive and his spouse for their lifetimes, and to eligible dependents of the Executive for their periods of eligibility, through insurance or otherwise;

               Provide life insurance on the Executive, equivalent to that presently furnished to officers who retire after January 1, 1990 by Cleveland-Cliffs, to the Executive during his retirement; and

               Without otherwise limiting the purposes or effect of this Section 7 hereof, welfare benefits payable to the Executive or his spouse or dependents pursuant to this Section


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7 shall be reduced to the extent comparable welfare benefits are payable pursuant to Section 5(b) hereof or are actually received by the Executive or his spouse or dependents from another employer.

        LIMITATION AND INDEMNIFICATION. Notwithstanding anything in this Agreement to the contrary, Cleveland-Cliffs shall not be obligated to pay the Executive any amount of money, or provide the Executive with any benefits, which are in excess of the then maximum amount which Cleveland-Cliffs can deduct for Federal income tax purposes.

               Without limiting the generality of paragraph (a) of this Section 8, if the Executive is a "disqualified individual", as defined in Section 280G(c) of the Code, the present value of payments under this Agreement made to the Executive shall not in the aggregate be greater than the excess, if any, of
(1) 299% of the Executive's "base amount", as determined under Section 280G of the Code, or any successor provision thereto, over (2) the aggregate present value of all payments in the nature of compensation (other than the payments under this Agreement) to or for the Executive's benefit that are considered "contingent on a change" in ownership or control of Cleveland-Cliffs as determined under Section 280G(b) (2) of the Code, or any successor provision thereto. If the application of the preceding sentence should require a reduction in benefits, such reduction shall be implemented first, by reducing any non-cash benefits to the extent necessary, and second, by reducing any cash benefits to the extent necessary. In each case, the reductions shall be made starting with the latest payment or benefit. In no event, however, will any benefit be reduced to the extent such benefit is specifically excluded by Section 280G(b) of the Code as a "parachute payment" or as an "excess parachute payment". Any decisions regarding the requirement or implementation of such reductions shall be made by Jones, Day, Reavis & Pogue or such other tax counsel selected by Cleveland-Cliffs' independent accountants and acceptable to the Executive.

               Unless otherwise prohibited by applicable law, if, notwithstanding the application of paragraph (b) of this Section 8, an amount paid to the Executive under this Agreement is subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, Cleveland-Cliffs shall pay to the Executive an additional amount in cash equal to the amount necessary to cause the aggregate remuneration received by the Executive under this Agreement, including such additional cash payment (net of all federal, state and local income taxes and all taxes payable as the result of the application of Section 280G and 4999 of the Code or any successor provision thereto) to be equal to the aggregate

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remuneration the Executive would have received, excluding such additional payment (net of all federal, state and local income taxes), as if Section 280G and 4999 (and any successors thereto) had not been enacted into law.

        NO MITIGATION OBLIGATION: Cleveland-Cliffs hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 11 hereof will further limit the employment opportunities for the Executive. Accordingly, the parties hereto expressly agree that except as expressly provided in Sections 5(b) and 7 hereof, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

        CONFIDENTIALITY: The Executive acknowledges that all trade secrets, customer lists, and other confidential business information are the exclusive property of Cleveland-Cliffs, and the Executive shall not at any time during the Term of this Agreement or at any time thereafter, directly or indirectly reveal or cause to be revealed to any person or entity the trade secrets, customer lists and other confidential business information obtained as a result of the Executive's employment or relationship with Cleveland-Cliffs.

        COMPETITIVE ACTIVITY: For a period of twenty-four (24) months from and after any termination of employment following the occurrence of a Change of Control, the Executive shall not become an officer, director, joint venturer, employee, consultant, 5-percent or more shareholder (directly or indirectly), or promote or assist (financially or otherwise) any entity which competes in any business in which Cleveland-Cliffs or any of its affiliates are engaged as of the date of the Change of Control. For this purpose, business is defined as the iron and steel industry.

        RELEASE: Payment of the Severance Compensation set forth in Section 5 hereof is conditioned upon the Executive executing and delivering a release (the "Release") satisfactory to Cleveland-Cliffs releasing Cleveland-Cliffs, its directors, employees and affiliates from any and all claims, demands, damages, actions and/or causes of action whatsoever, which the Executive may have had on account of the termination of his employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which the Executive may revoke the

Release or any provision thereof having expired), and any and all claims, demands and causes of action for retirement (other than under any "pension benefit plan" or under any "welfare benefit plan" of Cleveland-Cliffs (as the terms "pension benefit plan" and "welfare benefit plan" are defined in Section 3 of ERISA) other than the SRP, severance or other termination pay, and because pursuant to Section 5(a) the Executive is entitled to lump sum payments of Incentive Pay and benefits under the SRP, under the SRP and any incentive compensation plans and arrangements of Cleveland-Cliffs described in Section 3(b). Such Release shall not, however, apply to the obligations of Cleveland-Cliffs arising under this Agreement, or rights of indemnification the Executive may have under the Regulations of Cleveland-Cliffs or by contract or by statute.

        LEGAL FEES AND EXPENSES: It is the intent of Cleveland-Cliffs that the Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that Cleveland-Cliffs has failed to comply with any of its obligations under this Agreement or in the event that Cleveland-Cliffs or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, Cleveland-Cliffs irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of Cleveland-Cliffs as hereafter provided, to represent the Executive in connection with the initiation or defense of any such litigation or other legal action, whether by or against Cleveland-Cliffs or any Director, officer, stockholder or other person affiliated with Cleveland-Cliffs, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Cleveland-Cliffs and such counsel, Cleveland-Cliffs irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection Cleveland-Cliffs and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Cleveland-Cliffs shall promptly pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive as a result of Cleveland-Cliffs' failure to perform this Agreement or any provision hereof or as a result of Cleveland-Cliffs or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

        To ensure that the provisions of this Agreement can be enforced by Executive, certain trust arrangements ("Trusts") have been established between Ameritrust Company National Association, as Trustee ("Trustee"), and Cleveland-Cliffs. A Trust Agreement No. 1 ("Trust Agreement No. 1") and a Trust Agreement No. 2 ("Trust Agreement No. 2") each dated October 28, 1987, as amended and/or restated, between the Trustee and Cleveland-Cliffs, are attached as Exhibits B and C, respectively. A Trust Agreement No. 7 ("Trust Agreement No. 7") dated April 9, 1991, as amended, between the Trustee and Cleveland-Cliffs, is attached as Exhibit D. Each such Trust Agreement shall be considered a part of this Agreement and shall set forth the terms and conditions relating to payment under Trust Agreement No. 1 of compensation and other benefits pursuant to Sections 3 and 5 and pension benefits pursuant to Sections 3, 5 and 6 owed by Cleveland-Cliffs, payment from Trust Agreement No. 7 of certain pension benefits pursuant to Sections 3, 5 and 6 owed by Cleveland-Cliffs, and payment from Trust Agreement No. 2 for attorneys' fees and related fees and expenses pursuant to
Section 13(a) hereof owed by Cleveland-Cliffs. Executive shall make demand on Cleveland-Cliffs for any payments due Executive pursuant to Section 13(a) hereof prior to making demand therefor on the Trustee under Trust Agreement No. 2.

        Upon the earlier to occur of (1) a Change of Control or (2) a declaration by the Board that a Change of Control is imminent, Cleveland-Cliffs shall promptly to the extent it has not previously done so, and in any event within five (5) business days:

          transfer to Trustee to be added to the principal of the Trust under Trust Agreement No. 1 a sum equal to (A) the present value on the date of the Change of Control (or on such fifth business day if the Board has declared a Change of Control to be imminent) of the payments to be made to Executive under the provisions of Sections 3, 5 and 6 hereof, such present value to be computed using the assumptions set forth in Section 5(a) hereof less (B) the balance in the Executive's account provided for in Section 7(b) of Trust Agreement No. 1 as of the most recent completed valuation thereof, less (C) the balance in the Executive's account provided for in
     Section 7(b) of Trust Agreement No. 7 as of the most recent completed valuation thereof, as certified by the Trustee under each of Trust Agreement No. 1 and Trust Agreement No. 7; provided, however, that if the Trustee under Trust Agreement No. 1 and/or Trust Agreement No. 7, respectively, does not so certify by the end of the fourth (4th) business day after the earlier of such Change of Control or declaration, then the balance of such respective account shall be deemed to be zero. Any payments of compensation, pension or other benefits by the Trustee pursuant to Trust Agreement No. 1 or Trust Agreement No. 7 shall, to the extent thereof, discharge Cleveland-Cliffs' obligation to pay compensation, pension and other benefits hereunder, it being the intent of Cleveland-Cliffs that assets in such Trusts be held as security for Cleveland-Cliffs' obligation to pay compensation, pension and other benefits under this Agreement; and

          transfer to the Trustee to be added to the principal of the Trust under Trust Agreement No. 2 the sum of _______________________________
     ($______) less any principal in such Trust on such fifth business day. Any payments of Executive's attorneys' and related fees and expenses by the Trustee pursuant to Trust Agreement No. 2 shall, to the extent thereof, discharge Cleveland-Cliffs' obligation hereunder, it being the intent of Cleveland-Cliffs that assets in such Trust be held as security for Cleveland-Cliffs' obligation under Section 13(a) hereof. Executive understands and acknowledges that the entire corpus of the Trust under Trust Agreement No. 2 will be $250,000 and that said amount will be available to discharge not only the obligations of the Cleveland-Cliffs to Executive under Section 13(a) hereof, but also similar obligations of the Cleveland-Cliffs to other executives and employees under similar provisions of other agreements and plans.

        EMPLOYMENT RIGHTS: Nothing expressed or implied in this Agreement shall create any right or duty on the part of Cleveland-Cliffs or the Executive to have the Executive remain in the employment of Cleveland-Cliffs at any time prior to a Change of Control; provided, however, that any termination of employment of the Executive or the removal of the Executive from the office or position in Cleveland-Cliffs following the commencement of any discussion with a third person that ultimately results in a Change of Control shall be deemed to be a termination or removal of the Executive after a Change of Control for purposes of this Agreement. Executive expressly acknowledges that he is an employee at will, and that Cleveland-Cliffs may terminate him at any time during the Period of Employment for any reason if Cleveland-Cliffs pays the Severance Compensation provided for under Section 5 of this Agreement, and otherwise comply with its other continuing covenants in this Agreement, including without limitation, Sections 3 and 6.

        WITHHOLDING OF TAXES: Cleveland-Cliffs may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

        SUCCESSORS AND BINDING AGREEMENT: Cleveland-Cliffs shall require any successor (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of Cleveland-Cliffs whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed "Cleveland-Cliffs" for the purposes of this Agreement), by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent Cleveland-Cliffs would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of Cleveland-Cliffs and any successor to Cleveland-Cliffs but shall not otherwise be assignable, transferable or delegable by Cleveland-Cliffs.

        This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

        This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 16. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16, Cleveland-Cliffs shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

        The agreement of Cleveland-Cliffs to make payments and/or provide benefits hereunder shall represent an unsecured obligation of Cleveland-Cliffs.

        Cleveland-Cliffs and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, Cleveland-Cliffs and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

        NOTICE: For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such party's address as specified below, or at such other address as such party shall specify by notice to the other. If to Cleveland-Cliffs, to:

                              Cleveland-Cliffs Inc
                              1100 Superior Avenue
                              Cleveland, Ohio 44114

If to the Executive, to the last address shown on the records of the Employer. Notices of change of address shall be effective only upon receipt.

        GOVERNING LAW: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

        VALIDITY: If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

        AMENDMENT. This Agreement may be amended only by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

        RIGHTS UNDER OTHER PLANS AND PROGRAMS. Anything in this Agreement to the contrary notwithstanding, no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which Executive may be entitled under any other agreement, plan or program providing benefits for Executive, including but not limited to the plans described in Sections 3 and 5 of this Agreement.

        MISCELLANEOUS: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and Cleveland-Cliffs. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

        COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

        CAPTIONS. The captions in this Agreement are for convenience of reference only and do not define, limit or describe the scope or intent of this Agreement or any part hereof and shall not be considered in any construction hereof.

        PRIOR AGREEMENT: This Agreement supersedes the Amended and Restated Agreement, dated _______________ (the "Prior Agreement"), between
Cleveland-Cliffs and the Executive, which Prior Agreement shall, without further action, be terminated as of the date hereof.

        IN WITNESS WHEREOF, Cleveland-Cliffs has caused this Agreement to be executed on its behalf by its duly authorized representative and Executive has hereunto set his hand, all as of the date and year first above written.


                                                 CLEVELAND-CLIFFS INC

                                                 By____________________________



                                                 ______________________________
                                                 Name:

8266Q






                         Exhibits Intentionally Omitted